UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934



                              3DX TECHNOLOGIES INC.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                   88554G 10 9
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 88554G 10 9                Schedule 13G              Page 2 of 5 Pages


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON               NationsBanc Capital Corporation
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON




--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)

                                                             (b)


--------------------------------------------------------------------------------
3         SEC USE ONLY




--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                        Texas

--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                                         721,902
           SHARES             --------------------------------------------------
        BENEFICIALLY          6        SHARED VOTING POWER
          OWNED BY
            EACH                                           0
         REPORTING            --------------------------------------------------
        PERSON WITH           7         SOLE DISPOSITIVE POWER

                                                           721,902
                              --------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           721,902


--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           10.0%


--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                           CO


--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 88554G 10 9                  Schedule 13G            Page 3 of 5 Pages


Item 1.

     (a)  Name of Issuer:
          --------------

          3DX Technologies Inc.


     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          12012 Wickchester, Suite 250
          Houston, Texas 77079-1218

Item 2.

     (a)  Name of Person Filing:
          ---------------------

          NationsBanc Capital Corporation


     (b)  Address of Principal Business Office or, if none, Residence:
          -----------------------------------------------------------

          901 Main Street, 22nd Floor
          Dallas, Texas 75202


     (c)  Citizenship:
          -----------

          Texas


     (d)  Title of Class of Securities:
          ----------------------------

          Common Stock, $.01 par value


     (e)  CUSIP No.:
          ---------

          88554G 10 9


Item 3. Not Applicable.
        --------------

Item 4. Ownership.
        ---------

     The following information relates to the reporting person's ownership of Common Stock, $.01 par value, of the issuer as of December 31, 1997. As of that date, the reporting person held 721,902 shares of such Common Stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

CUSIP No. 88554G 10 9                  Schedule 13G            Page 4 of 5 Pages


          (a)  Amount Beneficially Owned:
               -------------------------

               721,902


          (b)  Percent of Class:
               ----------------

                  10.0%


          (c)  Number of Shares as to Which Such Person Has:
               --------------------------------------------

               (i)  sole power to vote or to direct the vote:

                    721,902

               (ii) shared power to vote or to direct the vote:

                    0

               (iii) sole power to dispose or to direct the disposition of:

                    721,902

               (iv) shared power to dispose or to direct the disposition of;

                    0

Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

          Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         --------------------------------------------------------

          Not Applicable.

CUSIP No. 88554G 10 9                  Schedule 13G            Page 5 of 5 Pages


Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

          Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

          Not Applicable.

Item 10. Certification.
         -------------

          Not Applicable.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 1998

                                                 NATIONSBANC CAPITAL CORPORATION


                                                 By:   /s/ Scott H. Colvert
                                                       -------------------------
                                                       Name:  Scott H. Colvert
                                                       Title:    Vice President